Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2022 First Quarter

•	First quarter revenue increases 45% as reported; 21% constant currency organic
•	Cantel Medical integration on track
•	Company increases outlook and raises quarterly dividend

DUBLIN, IRELAND - (August 9, 2021) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2022 first quarter ended June 30, 2021. Revenue as reported for the quarter increased 45% to $968.4 million compared with $668.9 million in the first quarter of fiscal 2021. Constant currency organic revenue (see Non-GAAP Financial Measures) increased 21% for the first quarter of fiscal 2022 as compared to the first quarter of fiscal 2021, which was negatively impacted by the pandemic.

“We are pleased to report a strong start to our new fiscal year,” said Dan Carestio, President and Chief Executive Officer of STERIS. “We are well underway with our integration efforts for Cantel Medical and are making good progress on that front. Based on our performance in the first quarter and expectations for the full fiscal year, we are updating our outlook for fiscal 2022 to reflect better than anticipated performance across the company.”

As reported, net loss for the first quarter was $21.8 million or ($0.24) per diluted share, compared with net income of $89.6 million or $1.05 per diluted share in the first quarter of fiscal 2021. Fiscal 2022 first quarter was negatively impacted by approximately $140 million in one-time expenses associated with the Cantel Medical acquisition. Adjusted net income (see Non-GAAP Financial Measures) for the first quarter of fiscal 2022 was $159.9 million or $1.76 per diluted share, compared with the previous year’s first quarter of $113.3 million or $1.32 per diluted share.

First Quarter Segment Results

Healthcare revenue as reported grew 51% in the quarter to $602.8 million compared with $399.7 million in the first quarter of fiscal 2021, with $95.8 million added from acquisitions during the quarter. Constant currency organic revenue increased 25% for the quarter. This performance reflected a 147% increase in consumable revenue, a 31% increase in service revenue and an 18% improvement in capital equipment revenue. Healthcare operating income was $136.2 million compared with $84.2 million in last year’s first quarter. The increase in profitability was primarily due to the increase in organic volume and acquired businesses.

Fiscal 2022 first quarter revenue for Applied Sterilization Technologies (AST) increased 37% as reported to $208.9 million compared with $152.4 million in the same period last year. Constant currency organic revenue increased 27%, driven primarily by increased demand from medical device Customers in the quarter. Segment operating income was $101.9 million in the first quarter of fiscal 2022 compared with operating income of $64.0 million in the same period last year primarily due to increased volume.

Life Sciences first quarter revenue as reported grew 4% to $121.5 million compared with $116.9 million in the first quarter of fiscal 2021. Growth was driven by a 17% improvement in service revenue and an 8% increase in capital equipment revenue which were partially offset by a 4% decline in consumable revenue. Constant currency organic revenue declined 1% in the quarter reflecting the strong growth experienced in the first quarter of last year. Operating income was $49.1 million in the first quarter of fiscal 2022 compared with $48.5 million in the prior year’s first quarter.

Dental, which reflects one month of financial performance, reported revenue of $35.2 million and operating income of $10.1 million.

Cash Flow
Net cash provided by operations for the first quarter of fiscal 2022 was $97.4 million, compared with $134.1 million for the same period in fiscal 2021. Free cash flow (see Non-GAAP Financial Measures) for the first quarter of fiscal 2022 was $41.2 million compared with $67.4 million in the prior year period. The decrease in free cash flow is primarily due to anticipated costs associated with the Cantel Medical acquisition.

Fiscal 2022 Outlook
STERIS now expects as reported revenue of approximately $4.6 billion, an increase from prior expectations of $4.5 billion. Constant currency organic revenue growth is now expected to be in the range of 10-11% for fiscal 2022, reflecting revenue recovery across the business, with specific strength in Healthcare and AST. Prior expectations were for constant currency organic revenue growth of 8-9%. Reflecting June 30, 2021 forward rates, currency movements are anticipated to be favorable to revenue by approximately $30 million for fiscal 2022. Adjusted earnings per diluted share are anticipated to be in the range of $7.60 - $7.85, compared to prior expectations of $7.40 - $7.65. The company continues to plan on an adjusted effective tax rate of 21-22% and a slightly lower than planned share count of approximately 98.5 million diluted shares for fiscal 2022.

Free cash flow for fiscal 2022 is now expected to be approximately $400 million, an increase of $20 million compared with original expectations. Capital spending is unchanged and anticipated to be approximately $320 million for the combined company.

Dividend Announcement
STERIS’s Board of Directors has approved a $0.03 increase in the quarterly interim dividend to $0.43 per share. The dividend is payable September 24, 2021 to shareholders of record at the close of business on September 3, 2021.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, August 10, 2021 at 10:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET on August 10, 2021, either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 10158778 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS’s MISSION IS TO HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life science products and services around the globe. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted EBIT, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.
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The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition related transaction costs, integration costs related to acquisitions, redomiciliation and tax restructuring costs, COVID-19 incremental costs, settlement of I.R.S. adjustments related to prior fiscal years, and certain other unusual or non-recurring items. COVID-19 incremental costs include the additional costs attributable to COVID-19 such as enhanced cleaning protocols, personal protective equipment for our employees, event cancellation fees, and payroll costs associated with our response to COVID-19, net of any government subsidies available. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
The release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s other securities filings, including Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2021. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact of the COVID-19 pandemic on STERIS’s
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operations, performance, results, prospects, or value, (b) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the redomiciliation to Ireland (“Redomiciliation”), (c) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected following the Redomiciliation, (d) STERIS’s ability to successfully integrate the businesses of Cantel Medical into our existing businesses, including unknown or inestimable liabilities, or increases in expected integration costs or difficulties in connection with the integration of Cantel Medical (e) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning notices, actions, requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services, (m) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in our Annual Report on Form 10-K for the year ended March 31, 2021, and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (n) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (o) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (p) the possibility that anticipated financial results or benefits of recent acquisitions, including the acquisition of Cantel Medical and Key Surgical, or of STERIS’s restructuring efforts, or of recent divestitures, including anticipated revenue, productivity improvement, cost savings, growth synergies and other anticipated benefits, will not be realized or will be other than anticipated, (q) the increased level of STERIS’s indebtedness incurred in connection with the acquisition of Cantel Medical limiting financial flexibility or increasing future borrowing costs, (r) rating agency actions that could affect STERIS’s existing debt or future ability to borrow funds at rates favorable to STERIS or at all, (s) the potential impact of the acquisition of Cantel Medical on relationships, including with suppliers, Customers, employees and regulators, and (t) the effects of contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

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STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)	Three Months Ended June 30,

	2021	2020
	(Unaudited)	(Unaudited)
		(Recast)*
Revenues	$968,422	$668,932
Cost of revenues	542,140	381,548
Gross profit	426,282	287,384
Operating expenses:
Selling, general, and administrative	393,752	155,170
Research and development	18,192	16,231
Restructuring expenses	14	166
Total operating expenses	411,958	171,567
Income from operations	14,324	115,817
Non-operating expenses, net	43,301	7,203
Income tax (credit) expense	(7,075)	19,083
Net (loss) income	$(21,902)	$89,531
Less: Net (loss) income attributable to noncontrolling interests	(95)	(66)
Net (loss) income attributable to shareholders	$(21,807)	$89,597
Earnings per ordinary share (EPS) data:
Basic	$(0.24)	$1.05
Diluted	$(0.24)	$1.05
Cash dividends declared per share ordinary outstanding	$0.40	$0.37
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	90,152	84,959
Diluted number of shares outstanding	90,152	85,676

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)
	June 30,	March 31
	2021	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$534,774	$220,531
Accounts receivable, net	743,420	609,406
Inventories, net	593,067	315,067
Prepaid expenses and other current assets	136,599	66,750
Total current assets	2,007,860	1,211,754

Property, plant, and equipment, net	1,499,448	1,235,400
Lease right-of-use assets, net	207,341	150,142
Goodwill	5,286,594	3,026,049
Intangibles, net	3,048,319	898,406
Other assets	51,445	52,720
Total assets	$12,101,007	$6,574,471
Liabilities and equity
Current liabilities:
Accounts payable	$232,186	$156,950
Other current liabilities	912,839	420,970
Total current liabilities	1,145,025	577,920
Long-term indebtedness	3,256,714	1,650,540
Other liabilities	1,114,253	454,543
Total equity	6,585,015	3,891,468
Total liabilities and equity	$12,101,007	$6,574,471

*Certain amounts have been recast to reflect the change in inventory accounting method, as described our Annual Report on Form 10-K filed with the SEC on May 28, 2021.

STERIS plc
Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended June 30,
	2021	2020
	(Unaudited)	(Unaudited)
		(Recast)*
Revenues:
Healthcare	$602,817	$399,658
Applied Sterilization Technologies	208,902	152,362
Life Sciences	121,471	116,912
Dental	35,232	—
Total revenues	$968,422	$668,932
Operating income (loss):
Healthcare	$136,160	$84,173
Applied Sterilization Technologies	101,927	63,955
Life Sciences	49,088	48,461
Dental	10,119	—
Corporate	(75,060)	(52,367)
Total operating income before adjustments	$222,234	$144,222
Less: Adjustments
Amortization of acquired intangible assets	$41,741	$17,500
Acquisition and integration related charges	140,996	1,286
Tax restructuring costs	(49)	170
Net loss on divestiture of businesses	419	10
Amortization of inventory and property "step up" to fair value	24,789	603
COVID-19 incremental costs	—	8,670
Restructuring charges	14	166
Total operating income	$14,324	$115,817

*Certain amounts have been recast to reflect the change in inventory accounting method, as described our Annual Report on Form 10-K filed with the SEC on May 28, 2021.

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)
	Three Months Ended June 30,
	2021	2020
	(Unaudited)	(Unaudited)
		(Recast)*
Operating activities:
Net (loss) income	$(21,902)	$89,531
Non-cash items	132,509	60,191
Changes in operating assets and liabilities	(13,181)	(15,600)
Net cash provided by operating activities	97,426	134,122
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(56,396)	(66,861)
Proceeds from the sale of property, plant, equipment, and intangibles	217	137
Acquisition of businesses, net of cash acquired	(547,353)	—
Net cash used in investing activities	(603,532)	(66,724)
Financing activities:
Proceeds from the issuance of senior public notes	1,350,000	—
Proceeds from term loan	650,000	—
Payments on term loan	(125,000)	—
Payments on long-term obligations	(721,284)	—
Payments under credit facilities, net	(249,421)	(95,837)
Deferred financing fees and debt issuance costs	(17,227)	—
Acquisition related deferred or contingent consideration	(25,150)	(21)
Repurchases of ordinary shares	(10,670)	(14,296)
Cash dividends paid to ordinary shareholders	(34,148)	(31,471)
Contributions from noncontrolling interest holders	—	2,258
Stock option and other equity transactions, net	1,710	5,367
Net cash provided by (used in) financing activities	818,810	(134,000)
Effect of exchange rate changes on cash and cash equivalents	1,539	2,648
Increase (decrease) in cash and cash equivalents	314,243	(63,954)
Cash and cash equivalents at beginning of period	220,531	319,581
Cash and cash equivalents at end of period	$534,774	$255,627

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Three Months Ended June 30,
	2021	2020
	(Unaudited)	(Unaudited)
		(Recast)*
Calculation of Free Cash Flow:
Cash flows from operating activities	97,426	$134,122
Purchases of property, plant, equipment, and intangibles, net	(56,396)	(66,861)
Proceeds from the sale of property, plant, equipment, and intangibles	217	137
Free Cash Flow	$41,247	$67,398

Twelve Months Ended
March 31,
Calculation of free cash flow for outlook:	2022
(Outlook)**
Cash flows from operating activities	$720,000
Purchases of property, plant, equipment, and intangibles, net	(320,000)
Free Cash Flow	$400,000
** All amounts are estimates.
*Certain amounts have been recast to reflect the change in inventory accounting method, as described our Annual Report on Form 10-K filed with the SEC on May 28, 2021.

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended June 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2021	2020	2021	2020	2021	2021	2021	2021
Segment revenues:
Healthcare	$602,817	$399,658	$95,800	$—	$7,658	50.8%	26.9%	24.9%
Applied Sterilization Technologies	208,902	152,362	7,936	—	7,274	37.1%	31.9%	27.1%
Life Sciences	121,471	116,912	2,373	—	3,171	3.9%	1.9%	(0.8)%
Dental	35,232	—	35,232	$—	—	—%	—%	—%
Total	$968,422	$668,932	$141,341	$—	$18,103	44.8%	23.6%	20.9%

	Three months ended June 30, (unaudited) (recast)*
	Gross Profit		Income from Operations		Net Income (loss) attributable to shareholders		Diluted EPS
	2021	2020	2021	2020	2021	2020	2021	2020
GAAP	$426,282	$287,384	$14,324	$115,817	$(21,807)	$89,597	$(0.24)	$1.05
Adjustments:
Amortization of acquired intangible assets	3,208	341	41,741	17,500
Acquisition and integration related charges	608	92	140,996	1,286
Tax restructuring costs	—	—	(49)	170
Net loss on divestiture of businesses	—	—	419	10
Amortization of inventory and property "step up" to fair value	20,853	603	24,789	603
COVID-19 incremental costs	—	8,336	—	8,670
Restructuring charges	—	—	14	166
Fair value adjustment related to convertible debt, premium liability					22,923	—
Net impact of adjustments after tax**					158,805	23,654
Net EPS impact							2.00	0.27
Adjusted	$450,951	$296,756	$222,234	$144,222	$159,921	$113,251	$1.76	$1.32
** The tax expense includes both the current and deferred income tax impact of the adjustments.

*Certain amounts have been recast to reflect the change in inventory accounting method, as described our Annual Report on Form 10-K filed with the SEC on May 28, 2021.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

FY 2022 Outlook	Twelve Months
Ended March 31, 2022
(Outlook)***
Net income per diluted share	$3.44 - $3.69
Amortization of acquired intangible assets	1.82
Acquisition and integration related charges	1.68
Amortization of inventory and property "step up" to fair value	0.66
Adjusted net income per diluted share	$7.60 - $7.85

*** All amounts are estimates.

*Certain amounts have been recast to reflect the change in inventory accounting method, as described our Annual Report on Form 10-K filed with the SEC on May 28, 2021.

STERIS plc
Unaudited Supplemental Financial Data
For the Periods Ending June 30, 2021 and 2020
	FY 2022	FY 2021
	Q1	Q1
Total Company Revenues		(Recast)*
Consumables	$298,887	$142,596
Service	479,143	367,824
Total Recurring	$778,030	$510,420
Capital Equipment	$190,392	$158,512
Total Revenues	$968,422	$668,932
Ireland Revenues	$21,945	$14,373
Ireland Revenues as a % of Total	2.3%	2.1%
United States Revenues	$679,250	$491,708
United States Revenues as a % of Total	70.1%	73.5%
International Revenues	$267,227	$162,851
International Revenues as a % of Total	27.6%	24.3%

Segment Data	FY 2022	FY 2021
	Q1	Q1 (*Recast)*
Healthcare Revenues
Consumables	$206,692	$83,754
Service	245,235	187,822
Total Recurring	$451,927	$271,576
Capital Equipment	150,890	128,082
Total Healthcare Revenues	$602,817	$399,658
Segment Operating Income	$136,160	$84,173

Total Applied Sterilization Technologies Revenues	$208,902	$152,362
Segment Operating Income	$101,927	$63,955

Life Sciences Revenues
Consumables	$56,536	$58,842
Service	32,190	27,640
Total Recurring	$88,726	$86,482
Capital Equipment	32,745	30,430
Total Life Sciences Revenues	$121,471	$116,912
Segment Operating Income	$49,088	$48,461

Total Dental Revenues	$35,232	$—
Segment Operating Income	$10,119	$—

Corporate
Operating loss	$(75,060)	$(52,367)

Other Data	FY 2022	FY 2021
	Q1	Q1 (Recast)*
Healthcare Backlog **	$254,313	$164,201
Life Sciences Backlog **	92,074	67,712
Total Backlog **	$346,387	$231,913
GAAP Income Tax Rate	24.4%	17.6%
Adjusted Income Tax Rate	20.8%	17.4%
** Backlog totals exclude Cantel Medical Corp.

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.
*Certain amounts have been recast to reflect the change in inventory accounting method, as described our Annual Report on Form 10-K filed with the SEC on May 28, 2021.